Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-217480) of Stellar Biotechnologies, Inc. of our report dated November 30, 2018, relating to the consolidated financial statements of Stellar Biotechnologies, Inc., which report appears in this Annual Report on Form 10-K for the year ended September 30, 2018.

/s/ Moss Adams LLP
Los Angeles, California
November 30, 2018